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                               [ATS MEDICAL LOGO]


                                                                     EXHIBIT 99

Contacts:
ATS Medical, Inc.
Michael Dale
President and CEO, 763-557-2224
Jack Judd
CFO, 763-557-2222

Investors:                                         Media:
Douglas Sherk, 415-652-9100                        Steve DiMattia, 646-277-8706
Jennifer Beugelmans, 415-896-6820                  Sheryl Seapy, 949-608-0841

FOR IMMEDIATE RELEASE

         ATS MEDICAL ANNOUNCES ENTRY IN TO THE HEART VALVE REPAIR MARKET

MINNEAPOLIS, January 26, 2006 /PRNewswire-FirstCall/ - ATS Medical, Inc. (Nasdaq: ATSI) today announced U.S. Food and Drug Administration - FDA - approval and market release of the ATS Simulus(TM) annuloplasty product line, expanding the company's portfolio to include the repair segment of the heart valve therapy market. According to independent estimates, the worldwide repair segment of heart valve therapy is $115 million and growing at five to ten percent a year.

ATS Simulus(TM) annuloplasty products are available either in a flexible ring -- the ATS Simulus(TM) FLX-O Ring -- or a flexible band -- the ATS Simulus(TM) FLX-C Band to accommodate various approaches to valve repair. They can be used in both the mitral and tricuspid position. Annuloplasty rings and bands are used in those cases where repair of patient's heart valve is preferable to the complete replacement of the valve. It has been well documented that the shape of heart valves change during the cardiac cycle. The ATS Simulus annuloplasty products are designed to maintain the normal physiologic function of the heart valve. They have been designed with the input of cardiac surgeons with a focus on the ease of implantation.

Genesee BioMedical, Inc., a Denver-based innovator of cardiac surgery instruments and devices recognized for its high standards of quality, is the exclusive partner of ATS Medical for the development and manufacture of a full line of annuloplasty products.

"The ATS Simulus(TM) annuloplasty product line is yet another vital step in our mission to establish ATS Medical as a leader in cardiac surgery", said ATS Medical Chairman, President and CEO Michael D. Dale. "The dedicated and talented staff of Genesee


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BioMedical has provided us with the ability to accelerate our entry into the important and growing heart valve repair market segment."

ATS Medical, Inc. manufactures and markets products and services focused on cardiac surgery. The company, global in scope, has been headquartered in Minneapolis since its founding in 1991. More than 100,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. ATS Medical's focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus(TM) annuloplasty products for heart valve repair, Surgi-Frost(R) and Frost-Byte(TM) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, QAS home monitoring services for anticoagulation therapy and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

SAFE HARBOR

         This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the ability of ATS Medical to market ATS Simulus(TM) annuloplasty products -- Cardiovascular implants, regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-K for the year ended December 31, 2004.